Exhibit 10.33
AIG Europe (Services) Limited The AIG Building
2/8 Altyre Road Croydon, Surrey CR9 2LG
www.aig.com

December 1, 2025

Jon Hancock (Address on file)

Dear Jon,

Further to recent discussions, we are pleased to confirm the terms of your new position as Executive Vice President and Chief Executive Officer, General Insurance at American International Group, Inc. (“AIG” or the “Company”). The terms contained in this offer letter and the enclosed Contract of Employment form your new individual contract of employment (the “Contract of Employment). This Contract of Employment will serve to terminate, replace and supercede your previous offer letter and employment contract dated February 14, 2020. This offer is conditional upon you signing and returning the attached contract of employment.
•    Effective Date. You will move to the position of Executive Vice President, Chief Executive Officer General Insurance on December 1, 2025. In this capacity, you will continue to be a member of the AIG Executive Leadership Team and report directly to Peter Zaffino, Chairman and Chief Executive Officer of AIG.
•    Location & Employer. This position remains based in the AIG Building, 58 Fenchurch Street, London, EC3M 4AB and you will continue to be employed by AIG Europe (Services) Limited (your "Employer").

•    Total Direct Compensation. Your initial annual target direct compensation will be US$8,500,000,1 as follows:

•    Base Salary. Your base cash salary will be at a rate of US$1,000,000 per year, which has been converted to and will be paid in British Sterling in the amount of £810,000.
•    Short-Term Incentive. Your annual short-term incentive (“STI”) target for 2026 will be US$2,500,000 (250% of base salary), which has been converted to British Sterling in the amount of £1,865,000. Your STI award for 2026 will be paid 100% in cash in February 2027. Thereafter, your target will be subject to the performance terms set forth in the AIG’s Short-Term Incentive Plan (“STIP”) and AIG’s remuneration policy (from time to time).

11 All amounts in this letter will be converted to and paid in British Sterling in accordance with the better of the prior month average rate or six-month weighted average rate as of your Start Date.
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•    Long-Term Incentive. A recommendation on your behalf will be made to the CMRC in February 2026 that, under the AIG Long Term Incentive Plan (the “LTIP”), you be granted a Long-Term Incentive (“LTI”) Award based on a cash target of US$5,000,000 (500% of base salary), which has been converted to British Sterling in the amount of
£3,730,000. This recommendation and grant are contingent on your being an active employee of the Company on the date of CMRC approval of the grant and having not given or received notice of termination of employment and will be subject to the terms and conditions of the relevant LTIP and the award agreements governing the grant and AIG’s Clawback Policy and AIG’s remuneration policy (from time to time).
•    Benefits and Perquisites. You will continue to be entitled to benefits consistent with senior executives of AIG and reimbursement of reasonable business expenses, in each case in accordance with applicable AIG policies as in effect from time to time.

•    Clawback Policy. Any bonus, equity or equity-based award or other incentive compensation granted to you will be subject to the AIG Clawback Policy and the AIG Financial Restatement Clawback Policy (and any other AIG clawback policies as may be in effect from time to time, collectively, the “AIG Clawback Policy”). You will be responsible for payment of the net amount of the clawback where permitted by regulation.
•    Remuneration Policy. Any bonus, equity or equity-based award or other incentive compensation granted to you will be subject to the AIG Remuneration Policy as may be in effect from time to time or as otherwise required by the Prudential Regulation Authority’s remuneration requirements or guidance as may be in effect from time to time.

•    Indemnification and Cooperation. During and after your employment, AIG will indemnify you in your capacity as a director, officer, employee, or agent of AIG to the fullest extent permitted by applicable law and AIG's charter and by-laws and will provide you with director and officer liability insurance coverage (including post-termination/post-director service tail coverage) on the same basis as AIG's other executive officers.

You agree (whether during or after your employment with AIG) to reasonably cooperate with AIG in connection with any litigation or regulatory matter or with any government authority on any matter, in each case, pertaining to AIG and with respect to which you may have relevant knowledge, provided that, in connection with such cooperation, AIG will reimburse your reasonable expenses.
•    Entire Agreement. This Contract of Employment constitutes AIG and your Employer's only statement relating to its offer of employment to you and supersedes any previous communications or representations, oral or written, from or on behalf of AIG or any of its affiliates including, but not limited to, your Employment contact dated February 14, 2020.

We wish you every success in your new role. Sincerely,
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AMERICAN INTERNATIONAL GROUP, INC.

/s/ Peter Zaffino
Peter Zaffino

I Jon Hancock accept and agree to be bound by the terms contained within this letter and the Contract of Employment.

I confirm my agreement to the above terms.

Name:.……Jon Hancock……………………………………………………………………

Signed: .../s/ Jon Hancock.......................................... Date…1 December 2025………
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Dated: December 1, 2025 (1) AIG EUROPE (SERVICES) LIMITED (2) JON HANCOCK
Contract of Employment

THIS AGREEMENT is made on

BETWEEN

(1)    AIG EUROPE (SERVICES) LIMITED with registered number 00521852 whose registered office is at The AIG Building, 58 Fenchurch Street, London, EC2M 4AB (the “Company”); and

(2)    JON HANCOCK of [Address on File] (the “Employee” or “you”).

IT IS AGREED as follows:

1.    DEFINITIONS AND INTERPRETATION

1.1    In this Agreement the following words and expressions have the following meanings:

“Agreement”	this agreement including The Schedule;
“Automatic Enrolment Laws”	the provisions of Part I of the Pensions Act 2008 and the Occupational and Personal Pension Schemes (Automatic Enrolment) Regulations 2010;
“Board”	the board of directors of the Company from time to time (including any committee of the board of directors duly appointed by it);
“Certified Person”	a person performing one or more of the certification or significant-harm functions designated by the PRA and/or the FCA;
“Commencement Date”	the date set out in The Schedule (or such other date as may be agreed between the parties in writing);
“Company Property”
includes but is not limited to credit cards, mobile telephone(s) and other handheld electronic devices, laptops and other computer equipment, all computer disks, memory cards, social media or website (in both cases, Group Company operated) passwords, keys and security passes, documents and software (which includes but is not limited to correspondence, diaries, presentations, address books, databases, data stored on external sites such as contacts on social media operated by any Group Company, files, reports, minutes, plans and records), or any other property of any kind of any Group Company (however stored or made) which is or are in your possession or under your control, along with any Confidential Information and Copies;

“Conduct Rules”	any rules of conduct made by either of the UK Regulators in accordance with section 64A of FSMA;
“Confidential Information”
any information of a confidential nature relating to trade secrets or other technical or commercially sensitive information of any Group Company and/or its/their officers, shareholders, customers, clients, agents, distributors or suppliers in whatever form (whether or not recorded in written, oral, visual or electronic form and wherever located and whether or not marked “confidential”), including (without limitation) such information falling within the following categories:

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(a)    Know-How;
(b)    information relating to the business, products, affairs and finances of any Group Company;
(c)    current and prospective suppliers and intermediaries including without limitation their production and delivery capabilities and terms of business;
(d)    identity and contact details of current, future and prospective clients/customers, details of their particular requirements and terms of business;
(e)    Connections;
(f)    costings, profit margins, discounts, rebates and other financial information;
(g)    marketing strategies and tactics;
(h)    current activities and current and future plans relating to all or any of development, production or sales including the timing of all or any such matters;
(i)    information about existing and prospective officers, employees and consultants including their particular areas of expertise and terms of employment;
(j)    remuneration and benefit strategies for existing and prospective employees and consultants;
(k)    research and development;
(l)    manufacture or production, controls including quality controls;
(m)    strategies and tactics;
(n)    the development of new products and services and/or new lines of business;
(o)    production or design secrets;
(p)    machinery and equipment design, development and maintenance;
(q)    policies and procedures; and
(r)    career path and appraisal details of employees
excluding information in the public domain except as a result of default by you;

“Connections”	work-related contacts and contact details obtained during your employment with the Company or resulting from the performance of the Duties which are retained in professional social networking sites;
“Copies”
copies of any Confidential Information in whatever form (including in written, oral, visual or electronic form) and wherever located, and any extracts, analysis, studies, plans, compilations or any other way of representing or recording or recording and recalling information which contains, reflects of is derived or generated from Confidential Information;

“Critical Person”
any employee, agent, director, consultant or independent contractor employed, appointed or engaged by any Group Company in a senior executive, or senior technical, marketing, distribution, sales or managerial capacity and:
(a)    with whom you had material contact in the course    of    that    person’s    employment,

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appointment or engagement during the Relevant Period; or (b) for whose activities on behalf of the Company you had direct or indirect responsibility during the Relevant Period;
“Duties”	such duties, functions and exercises of power as delegated or assigned to you by the Company from time to time in accordance with Clause 5 of this Agreement;
“Employment IPRs”	Intellectual Property Rights created by you in the course of your employment with any Group Company (whether or not during working hours or using any Group Company’s premises or resources);
“ERA”	Employment Rights Act 1996;
"FCA"	the United Kingdom Financial Conduct Authority or any replacement regulatory authority;
“Garden Leave”	any period during which the Company has exercised its rights under Clause 21 of this Agreement;
“Group”	the Company and every Group Company wherever registered or incorporated;
“Group Company”
any of the Company, its Parent Undertakings, its Subsidiary Undertakings or the Subsidiary Undertakings of any of its Parent Undertakings from time to time (“Parent Undertaking” and “Subsidiary Undertaking” having the meanings set out in section 1162 Companies Act 2006);

“Intellectual Property Rights”
patents, rights to Inventions, utility models, copyright and related rights, trademarks, trade names and domain names, rights in get up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights in confidential information (including Know-How and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;

“Inventions”	any invention, idea, discovery, development, improvement or innovation whether or not patentable or capable of registration and whether or not recorded in any medium;
“Know-How”
formulae, methods, plans, Inventions, discoveries, improvements,    processes,    performance methodologies, techniques, specifications, technical information, tests, results, reports, component lists, manuals and instructions;

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“LTIP”	the American International Group Inc. Long Term Incentive Plan, as amended from time to time or any subsequent scheme the Company puts in place to replace that scheme;
“Permitted Outside Interests”
(a)    any interest, for investment purposes only, as a member, debenture holder or beneficial owner of any stock, shares or debentures which are listed or dealt win a Recognised Investment Exchange and which do not represent more than 4% of the total share or loan capital from time to time in issue in such company; and/or

(b)    any interest, employment or engagement in any business, trade or occupation other than that of any Group Company which the Company has given its written consent to including but not limited to the permitted outside interests listed in The Schedule (although such consent may be subsequently withdrawn by the Company should in the reasonable opinion of the Company any subsequent conflict arise);

“PAYE deductions”	deductions made to comply with or meet any liability of the Company to account for income tax and with any obligations to deduct national insurance contributions;
“PRA”	the United Kingdom Prudential Regulation Authority or any successor organisation;
“Products or Services”
products or services which:

(a)    are the same as, of the same kind as, or of a materially similar kind to, or competitive with, any products or services supplied or provided by the Company or Relevant Group Company within the Relevant Period; and

“Recognised Investment Exchange”
(b) with the design, development, sale or supply, promotion or provision of which you were directly or otherwise materially concerned or connected during the Relevant Period;

has the meaning given to it in section 285 of the Financial Services and Markets Act 2000;

“Relevant Customer”
any person, firm, company or organisation who or which at any time during the Relevant Period is or was:

(a)    negotiating with any Group Company for the sale or supply of products or services; or

(b)    a client or customer of, or in the habit of dealing with, any Group Company for the sale or supply of products or services,

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and in each case:

(i)    with whom or which you had material contact or dealings or about whom or which you were in possession of Confidential Information during the Relevant Period in the course of your employment; and/or

“Relevant Group Company”

(ii)    with whom any employees of any Group Company reporting to you had material contact or dealings during the Relevant Period in the course of your employment;

any Group Company (other than the Company) for which you have performed services under this Agreement or for or in respect of which you have had operational or management responsibility at any time during the Relevant Period;

“Relevant Period”	the period of 12 months immediately before: (a) the Termination Date; or (b) (where such provision is applied) the commencement of any Garden Leave;
“Relevant Supplier”
any business which at any time during the Relevant Period has supplied products or services to the Company or any Relevant Group Company and with which you had material contact or dealings or about which you were in possession of Confidential Information in the Relevant Period during the course of your employment;

"Senior Manager"	any person exercising a Senior Management Function;
“The Schedule”	the schedule to this Agreement;
“STIP”	the American Internation Group Inc, Short-Term Incentive Plan, as amended from time to time or any subsequent scheme the Company puts in place to replace that scheme;
“Termination Date”	the date on which your employment under this Agreement terminates and references to “from the Termination Date” mean from and including the date of termination;
"UK Regulators"	the FCA and the PRA; and
“WTR”	Working Time Regulations 1998.

1.2    References to “Clauses” are to clauses of this Agreement unless otherwise specified.

1.3    Unless otherwise required words in the singular include the plural and vice versa.

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1.4    References to statutory provisions include all modifications and re-enactments of them and all subordinate legislation made under them.

1.5    Clause headings are included for convenience only and do not affect its construction.

1.6    Any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression will be construed as illustrative and will not limited the sense of the words so introduced.

2.    DURATION AND NOTICE

2.1    Your date of continuous employment with the Company for the purposes of the ERA is 1 June 2020.

2.2    Your employment under this Agreement will be deemed to have commenced on the Commencement Date and will continue unless and until terminated:

2.2.1    in the circumstances described in Clauses 20 or 22; or

2.2.2    by either party giving to the other written notice of the period specified in
The Schedule.

2.3    The Company reserves the right to transfer your employment under this Agreement to any other Group Company at any time at its discretion.

3.    PROBATIONARY PERIOD

3.1    There is no probationary period applicable to your employment.

4.    CAPACITY TO ENTER INTO THE AGREEMENT

4.1    You acknowledge, warrant and undertake that:

4.1.1    by entering into this Agreement and fulfilling your obligations under it, you are not and will not be in breach of any obligation to any third party;

4.1.2    you are not prevented by any agreement, arrangement, contract, understanding, court order or otherwise, from performing the Duties;

4.1.3    you are entitled to work in the UK without any additional approvals and will notify the Company immediately if you cease to be so entitled during this Agreement;

4.1.4    you hold all necessary third party qualifications, permissions, authorisations and/or approvals to fulfil your obligations under this Agreement and shall notify the Company immediately if you cease to hold any such qualification, permission, authorisation or approval or become subject to any inquiry, investigation or proceedings that may lead to the loss of or restriction to such qualification, permission, authorisation or approval.

4.2    You will indemnify any Group Company against any costs, claims or demands against it arising out of any breach by you of clause 4.1.

5.    ROLE AND DUTIES

5.1    You are appointed as Executive Vice President and Chief Executive Officer, General Insurance at American International Group, Inc., reporting to the Chief Executive Officer General Insurance. The Company has the right in its absolute discretion to change the person or persons to whom you report or on a restructuring of the Company (or part of the Company to which you are assigned) to introduce additional layers of management senior to you.

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5.2    If you are employed as a Senior Manager or Certified Person, then your employment shall be subject to the terms and conditions set out in Annex 1.

5.3    You will:

5.3.1    carry out the Duties and comply with such instructions in connection with the business of the Group as the Company reasonably determines from time to time;

5.3.2    adhere at all times to the Company’s rules, regulations, policies and procedures in force from time to time including but not limited to policies concerning anti-corruption and the Bribery Act 2010 and Equality and Diversity.

5.3.3    except when prevented by illness, accident or holiday devote your whole working time, attention and skill to the affairs of the Company and, where appropriate, the Group, and you will at all times promote, protect, develop and extend the business of the Company and, where appropriate, the Group;

5.3.4    not knowingly or deliberately do anything which is to the Group’s detriment, including having any direct or indirect involvement in discussions with any other employees of the Group, head-hunters or potential employers about leaving the employment of any Group Company with other employees of the Group to join a new employer as part of a team of more than one person;

5.3.5    save for any Permitted Outside Interests, disclose to the Company in writing all your interest in any business other than that of any Group Company and any interests of your spouse, partner or children to the extent these might in the reasonable view of the Company compete or interfere with the performance of the Duties and will notify the Company immediately of any change in your external interests.

5.3.6    save for any Permitted Outside Interests, you will not during your employment under this Agreement be directly or indirectly engaged, concerned whether as principal, servant or agent (on your own behalf or on behalf of or in association with any other person) in any other trade, business or occupation other than the business of any Group Company.

5.3.7    Where relevant, comply with the rules of the UK Regulator, including in particular, the Conduct Rules.

5.4    You will be required to undertake certain compulsory training in respect of your role and general employment from time-to-time. This will be at the Company’s expense and will normally be carried out during working hours. Details of this and any additional non-compulsory training to which you may have access subject to Company approval are available from the Human Resources Department.

6.    PLACE OF WORK

6.1    Your principal place of work is as set out in The Schedule and such other place or places as the Company reasonably requires for the proper performance and exercise of the Duties. The Company may change your principal place of work to anywhere it reasonably requires within the UK whether on a permanent or temporary basis.

6.2    You may be required to travel both inside and outside the United Kingdom to fulfil the Duties but shall not be required to reside anywhere outside the United Kingdom for a total period of more than one month at any one time, other than by mutual consent.

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7.    HOURS OF WORK

7.1    Your normal working hours will be 9:15am to 5pm Monday to Friday but you will be required to work such additional hours as necessary and without additional remuneration in order to meet the requirements of the business and for the proper performance of the Duties.

7.2    In view of your seniority and managerial duties and responsibilities, you are regarded as a “managing executive” for the purposes of the WTR and accordingly the maximum weekly working hours provided for under the WTR do not apply.

8.    REMUNERATION

8.1    With effect from the Commencement Date, the Company will pay you a basic salary at the rate specified in The Schedule (or at such rate as may from time to time be notified to you by the Company) (“Basic Salary”). Basic Salary will accrue daily and be payable in arrears (less PAYE deductions) by equal monthly instalments on or around the 24th day of each month.

8.2    The fact that Basic Salary may be increased in any year or years during your employment does not create any right to receive an increase in any subsequent year and no increase will be payable if you are under notice of termination.

8.3    The Company may deduct from your remuneration (which for this purpose includes Basic Salary, pay in lieu of notice, commission, bonus, holiday pay and sick pay), or to set off against any monies due to you under Clause 10 or otherwise, all sums owed by you to any Group Company.

8.4    Any fixed or variable remuneration payments made by the Company must comply with all applicable laws and any codes or rulings or other requirements issued by any applicable UK Regulator, and the Company will work to ensure that this is the case. However, if, in the reasonable good faith judgment of the Company, any such payments or awards are subsequently considered to be contrary to any such provisions, you agree that the Company may modify those payments or awards (including in relation to their amount, form, and conditions relating to deferral and forfeiture) to the extent considered appropriate by the Company.

9.    BONUS

9.1    During this Agreement, at the absolute discretion of the Company and subject to the terms of the Company’s Remuneration Policy, you may be allowed to participate in the STIP on such terms (including any performance targets or criteria) as the Company may determine from time to time.

9.2    During this Agreement, at the absolute discretion of the Company and subject to the terms of the Company’s Remuneration Policy you may be eligible to be considered for an award under the LTIP. Any participation in the LTIP and/or any award made under the LTIP will be subject to such terms as the Company or the relevant Group Company may determine from time to time and the terms of any award agreement governing any grant.

9.3    Without prejudice to Clause 9.1 and Clause 9.2 participation in any scheme shall be subject to the following:

9.3.1    payments or awards under any such scheme for any year will not create any right for you to participate or to be paid in the following year or any subsequent years;

9.3.2    any rules, regulations, guidance and any code of conduct or practice of any UK Regulator which apply to your employment from time to time;

9.3.3    the Company’s Remuneration Policy and Clawback Policy as amended from time to time;

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9.3.4    any such scheme is entirely discretionary, is not incorporated by reference into this Agreement and the Company may at any time amend the terms of the bonus scheme, or withdraw the scheme in its entirety;

9.3.5    participation in the scheme or schemes is subject always to the rules of the relevant scheme from time to time and no payment will be made under any scheme if, on the payment date you would not be entitled to receive it under the rules of the relevant scheme from time to time;

9.3.6    STI bonus payments are non-pensionable and are subject to PAYE deductions.

9.4    Where variable compensation is paid to you in a performance year, the appropriate percentage of this will be deferred into LTI in accordance with applicable rules, regulation or guidance issued by the UK Regulator from time to time (currently 40%). The Company reserves the right, in its absolute discretion, to determine how your total variable compensation is awarded to you (including the discretion to vary the split between STI and LTI) each year to ensure compliance with applicable laws, regulation or guidance issues by the UK Regulator or the Company’s Remuneration Policy from time to time.

9.5    You acknowledge that in the event any variable remuneration is awarded to you that does not comply with applicable laws, regulations or guidance issues by the UK Regulator or AIG’s Remuneration Policy (from time to time), it may be rendered void and recoverable by AIG.

10.    EXPENSES

The Company will reimburse (or procure the reimbursement of) all out of pocket expenses wholly, exclusively and necessarily incurred by you in the performance of the Duties on hotel, travelling, and other similar items provided that you comply with the Company’s current policy relating to expenses and if and when required by the Company produce to the Company satisfactory evidence of expenditure.

11.    CAR ALLOWANCE AND DRIVER

11.1    Subject to Clause 11.3, the Company will, during the term of this Agreement, pay to you with your Basic Salary a gross monthly car allowance on the terms and at the rate specified in The Schedule (or such higher rate as may from time to time be notified to you). The car allowance is non pensionable and will be subject to statutory deductions.

11.2    The allowance is being paid on the basis that you:

11.2.1    provide your own car for business and personal use during the continuance of your employment and pay all costs related to it (including fuel, licence, insurance, repairs and maintenance);

11.2.2    ensure that at all times the car is in the condition required by law and insured for business purposes;

11.2.3    indemnify the Company against all losses suffered in connection with the car which are not covered by insurance; and

11.2.4    use a car of a suitable make, model and condition for business purposes and commensurate with your status.

11.3    The Company expressly reserves the right to at any time withdraw, reduce or vary the provision of a car allowance to you, without compensation. If you cease to hold a valid UK driving licence or your licence is suspended or you are banned from driving, you must immediately notify the Company and will no longer receive a non-pensionable car allowance until the licence is reinstated/ban ended.

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11.4    If you become involved in any accident while on company business, you must immediately notify the Company and supply such information in connection with the accident as the Company requests.

11.5    You will be assigned a designated full time driver for the duration of this Agreement.

12.    COMPANY BENEFITS

12.1    Subject to the rest of this Clause 12, and underwriting at a reasonable cost to the Company and to you satisfying the normal underwriting requirements of the relevant insurance provider during this Agreement, you will be entitled to participate at the Company’s expense in:

12.1.1    such life assurance scheme as the Company may operate at the level specified in The Schedule;

12.1.2    such healthcare scheme as the Company may operate for the benefit of those persons specified in The Schedule;

12.1.3    such scheme as the Company may operate providing medical check-ups for you every year; and

12.1.4    such group income protection scheme as the Company may operate, subject to Clause 15.3.

12.2    The Company’s obligation to you under the schemes set out at Clause 12.1 is limited to the cover provided by the relevant insurance provider under the terms of the relevant policy, each as amended from time to time. The Company shall have no obligation to make any payment to you or your family, as applicable under the schemes set out at Clause 12.1, save to the extent that the Company has received payment from the relevant insurance provider for that purpose and you or your family, as applicable are not receiving payments from the relevant insurance provider directly.

12.3    If the relevant insurance provider, as amended from time to time, of any permanent health insurance, group income protection, life assurance, healthcare scheme or other insurance referred to in Clause 12.1 refuses for any reason to provide the applicable insurance benefit to you or your family, as applicable, the Company shall not be liable to provide to you any replacement benefit of the same or similar kind or to pay compensation in lieu of such benefit.

12.4    Your participation in any scheme referred to in Clause 12.1 will be subject to the rules of the relevant scheme from time to time in force and you will be responsible for any tax falling due.

12.5    The Company expressly reserves the right to at any time withdraw, reduce or vary your entitlement under or participation in any schemes or benefits and specifically those referred to in this Clause 12 without compensation and Clause 12 is to be read as subject to this provision.

13.    PENSION

13.1    Subject to Clauses 13.2 and 13.3, during this Agreement you are entitled to participate in such pension scheme as is notified to you by the Company from time to time. You will become a member of the scheme notified to you on the first day of your employment by the Company. You may leave the scheme after becoming an active member in accordance the trust deed and rules or the policy applying to the scheme from time to time.

13.2    Membership of any pension scheme is subject to the trust deed and rules or the policy applying to the relevant scheme from time to time (including without limitation any powers of alteration and discontinuance) and the trust deed and rules or policy will take precedence in the event of alleged discrepancy with the terms of this Agreement. Further details of the scheme are given in the AIG Retirement Savings Plan ‘Your plan explained’ guide. If your

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rights or benefits under the relevant pension scheme are altered or discontinued, the Company will not be obliged to provide any additional or replacement scheme or pension benefits (except to the extent required by law) or to pay damages or compensation to you.

13.3    The Company will comply with its employer duties under the Automatic Enrolment Laws in relation to you and will automatically enrol or re-enrol you into a pension scheme as and when required by law. You are required to notify the Company in writing if you have registered for, or are otherwise eligible for, any form of tax protection which may be lost or prejudiced as a result of you being automatically enrolled or re-enrolled into a pension scheme. The Company will have no liability to you in respect of any adverse tax consequences of your automatic enrolment or re-enrolment where you fail to provide such notification, or where the notification is provided less than one week prior to your automatic enrolment or re-enrolment date.

14.    HOLIDAY AND OTHER LEAVE

14.1    The Company’s holiday year is from 1 April to 31 March. Subject to Clauses 14.2 to 14.5 and Clause 21.2.7.2 you will be entitled to the number of working days’ holiday specified in The Schedule (in addition to normal public holidays) in each holiday year to be taken at such time or times as may be approved in advance by your manager.

14.2    If you are absent from work for any period of one month or more due to illness or incapacity, holiday entitlement in excess of the statutory minimum will not accrue.

14.3    Subject to Clauses 14.4 and 14.5, in each holiday year you are actively encouraged and will be expected to take at least the holiday to which you are entitled under the WTR and the Company will give you a reasonable opportunity to take that holiday. You are required to notify your manager immediately in the event that you do not believe there is or will be a reasonable opportunity to take your holiday within the holiday year. You are not entitled to carry forward any holiday, save in the circumstances set out under the WTR and any untaken holiday not taken by the end of the holiday year, which cannot be carried forward under the WTR, will be lost.

14.4    In each holiday year, any holiday you take shall be deemed to be taken in the following order: statutory holiday (holiday under regulation 13 WTR, then holiday under regulation 13A WTR) and any additional contractual holiday.

14.5    Your entitlement to paid holiday in the holiday year in which your employment terminates or commences will be pro rata for each completed calendar month of service in that year. The Company may require you to take any accrued but untaken holiday entitlement during your notice period. Holiday entitlement in excess of the statutory minimum shall not accrue during any Garden Leave.

14.6    The Company shall not pay you in lieu of accrued but untaken holiday except on termination of your employment. On termination, subject to Clause 14.7, the Company will make a payment in lieu of any accrued but untaken holiday entitlement for the holiday year in which your employment terminates and any untaken days permitted to be carried forward from the preceding holiday year in the circumstances set out under the WTR. A proportionate adjustment will be made by way of addition to your final gross pay calculated on a pro rata basis.

14.7    If the Company terminates your employment immediately by summary notice in writing pursuant to Clause 20.1 of this Agreement any payment under Clause 14.6 will be limited to your statutory holiday entitlement only and any paid holidays (including public holidays) taken shall be deemed first to have been taken in satisfaction of that statutory entitlement.

14.8    If, on termination, you have taken more holiday then your accrued entitlement, re-imbursement of excess holiday taken shall be recoverable from you in full at the rate at which it was paid to you by deducting such sums from any payments due to you or otherwise.

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14.9    Details of any additional paid leave provided by the Company (other than to sickness leave under Clause 15) and the terms under which this operates is available from the Company.

15.    INCAPACITY AND SICK PAY

15.1    If you are unable to perform the Duties as a result of illness or injury you will notify the Company, specifically your manager, as soon as possible on the first day of absence. You will complete any self-certification forms and provide appropriate medical evidence (e.g. fit notes) which are required by the Company.

15.2    Subject to the rest of this Clause 15 and subject to the receipt of the appropriate certificates and/or medical evidence in accordance with Clause 15.1, if you are absent from your duties as a result of illness or injury you will be entitled to be paid at the rate and for the period specified in The Schedule in any period of 12 months (whether the absence is intermittent or continuous) subject to deduction of any statutory sick pay received by you. Any payment made in excess of statutory entitlement is paid entirely at the discretion of the Company. You will not be entitled to any payment other than statutory sick pay if your sickness absence occurs during any ongoing disciplinary investigation or proceedings.

15.3    Without prejudice to the Company’s right to terminate this Agreement pursuant to Clause 20.1 the Company reserves the right to terminate this Agreement notwithstanding any right you might have to participate in any group income protection, permanent health insurance scheme referred to in Clause 12.1.4 or to receive sick pay or other benefits.

15.4    Whether or not you are absent by reason of sickness, injury or other incapacity you will, at the request of the Company, agree to have a medical examination performed by a doctor appointed and paid for by the Company. You will be expected to authorise the Company to have unconditional access to any report or reports (including copies) produced as a result of any such examination as the Company may from time to time require to enable it to assess your ability to work and any reasonable adjustments it may be obliged or willing to consider. Entitlement to sick pay in excess of statutory sick pay pursuant to Clause 15.2 may not be paid if you fail to comply with the terms of this clause.

16.    RESTRICTIVE COVENANTS

16.1    The parties agree, acknowledge and understand that:-

16.1.1    these covenants are agreed with the Company acting on its own behalf and for and on behalf of any and all other Relevant Group Companies. The Company may enforce these covenants on its own behalf and/or for and on behalf of any other Relevant Group Company (whether in respect of actual or anticipated damage to itself or to any other Relevant Group Company);

16.1.2    damages are unlikely to be an adequate remedy for a breach of these covenants and (without prejudice to the Company’s right to seek damages) injunctive relief will be an appropriate and necessary remedy in the event of an actual or anticipated breach of these covenants;

16.1.3    the Company may seek and recover any damages occasioned as a result of a breach of these covenants, whether in respect of losses that are suffered by itself and/or by any other Relevant Group Company (and in the event that the Company recovers damages for losses suffered by any other Relevant Group Company, it shall account to that Group Company for any such damages);

16.1.4    at the request of the Company you will enter into a direct agreement or undertaking with any other Group Company and will accept restrictions and provisions corresponding to the covenants in this Clause 16 and in Clause 17 (or such of them as may be appropriate in the circumstances).

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16.2    You will not without the prior written consent of the Company or, where appropriate, Relevant Group Company, directly or indirectly and whether alone or in conjunction with or on behalf of any other person and whether as a principal, director, employee, agent, consultant, partner or otherwise:

16.2.1    for a period of 12 months from the Termination Date induce, solicit, or entice away (or endeavour to induce, solicit or entice away) from the Company or any Relevant Group Company a Critical Person, whether or not such person would commit any breach of their contract of employment or engagement by leaving the service of any Group Company;

16.2.2    for a period of 12 months from the Termination Date so as to compete (or to compete in the future) with the Company or any Relevant Group Company:

16.2.2.1    induce, solicit or entice away (or endeavour to induce solicit or entice away) from the Company or any Relevant Group Company, the business or custom of any Relevant Customer for the supply or provision of the Products or Services;

16.2.2.2    do or attempt to do anything which causes or may cause a Relevant Customer to cease or materially reduce its orders or contracts or intended orders or contracts with the Company or Relevant Group Company or alter its terms of business with and to the detriment of the Company and/or Relevant Group Company;

16.2.2.3    do or attempt to do anything which causes or may cause any Relevant Supplier or potential Relevant Supplier to cease, alter or materially reduce its supplies to the Company or any Relevant Group Company or alter its terms of business with and to the detriment of the Company and/or Relevant Group Company;

16.2.2.4    use or seek to register, in connection with any business, any name, internet domain name (URL), social media account or other device which includes the name or device of any Group Company, any identical or similar sign or any sign or name previously used by any Group Company or at any time after the Termination Date represent yourself as connected with any Group Company in any capacity.

16.3    None of the covenants set out in Clause 16.2 shall apply to prevent you from being interested, for investment purposes only, in any business, whether as a member, debenture holder or beneficial owner of any stock, shares or debentures listed or dealt in on a Recognised Investment Exchange and which do not represent more than 4% of the total share or loan capital from time to time in issue in such company.

16.4    Whilst the covenants in this Clause 16 (on which you acknowledge you have had an opportunity to take independent legal advice) are regarded by the parties as fair and reasonable, each of the covenants in this Clause 16 is intended to be separate and severable. If any covenant is held to be void but would be valid if part of the wording (including in particular, but without limitation, the definitions contained in Clause 1) were deleted, such covenant will apply with so much of the wording deleted as may be necessary to make it valid or effective.

16.5    The parties agree that the periods referred to in Clauses 16.2.1 to 16.2.2 above will be reduced by one day for every day during which at the Company’s direction and pursuant to Clause 21 you are on Garden Leave.

16.6    The Company has entered into this Agreement as agent for and trustee of each Relevant Group Company and each Group Company respectively.

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17.    CONFIDENTIALITY

17.1    You acknowledge that in the course of your employment you will be exposed and have access to Confidential Information. You have therefore agreed to accept the restrictions set out in this Clause 17.

17.2    You will not either during your employment (including without limitation any period of absence or Garden Leave) or after its termination (without limit in time):

17.2.1    disclose, make use of, or encourage or permit the use of any Confidential Information for any purposes other than those of any Group Company and for the benefit any Group Company and shall take all reasonable steps to prevent the publication or disclosure of any Confidential Information.

17.2.2    make Copies or remove Copies from the premises of any Group Company other than in the proper performance of the Duties, except with the written authority of the Company and which authority will apply in that instance only.

17.3    All documents, manuals, hardware and software provided by any Group Company for your use and any data or documents (including copies) produced, maintained or stored on any Group Company’s computer systems or other electronic equipment (including mobile telephones or devices) remain the property of the Group, as applicable.

17.4    During your employment with the Company, you will not obtain or seek to obtain, or permit any other person to obtain or seek to obtain, any financial or other competitive advantage (direct or indirect) from the disclosure, downloading, uploading, copying, transmittal, removal or destruction of information acquired by them in the course of your employment, whether or not that information is Confidential Information.

17.5    During your employment with the Company, you will not make (other than for the benefit of any Group Company) any statement or record in any medium relating to any matter within the scope of the business of any Group Company or use such record or allow it/them to be used other than for the benefit of any Group Company.

17.6    The restrictions contained in this clause do not apply to any disclosure by you:

17.6.1    which amounts to a protected disclosure within the meaning of section 43A of the ERA and/or any policy on disclosure operated by the Company from time to time;

17.6.2    in order to report an offence to a law enforcement agency or to co-operate with a criminal investigation or prosecution;

17.6.3    for the purposes of reporting misconduct, or a serious breach of regulatory requirements to any body responsible for supervising or regulating the matters in question;

17.6.4    for the purposes of reporting an allegation of discrimination or harassment at work in accordance with the Company’s policy or to the Equality and Human Rights Commission;

17.6.5    authorised by the Company or required in the ordinary and proper course of your employment or required by the order of a court of competent jurisdiction or by an appropriate regulatory authority;

17.6.6    to professional advisers, medical professionals and/or counsellors bound by a duty of confidentiality; or

17.6.7    to HMRC for the purposes of establishing and paying (or recouping) tax and National Insurance liabilities arising from your employment under this Agreement; or

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17.6.8    as otherwise required by law.

18.    INTELLECTUAL PROPERTY RIGHTS

18.1    You acknowledge that all Employment IPRs and all materials embodying and recording them will automatically belong to the Company to the fullest extent permitted by law. If any such Employment IPRs and/or all materials embodying and recording them do not automatically vest in the Company, you assign (including by way of present assignment of future rights) to the Company all such rights with full title guarantee. To the extent that the assignment is not permitted or is unenforceable by the operation of law you hold them on trust for the Company.

18.2    You acknowledge that, because of the nature of your duties and the particular responsibilities arising from the nature of those duties, you have, and shall have at all times while employed by the Company, a special obligation to further the Company’s interests.

18.3    To the extent that legal title in any other Intellectual Property Rights do not vest in the Company or Relevant Group Company by virtue of Clause 18.1, you agree immediately upon creation of such rights and inventions to offer to the Company or Relevant Group Company in writing a right of first refusal to acquire them on arm’s length terms to be agreed between the parties in writing. If the parties cannot agree on such terms within 30 days of the Company or Relevant Group Company receiving the offer, the Company or Relevant Group Company will refer the dispute to an arbitrator who will be appointed by the President of Chartered Institute of Patent Attorneys. The arbitrator’s decisions will be final and binding on the parties and the costs of arbitration will be borne equally by the parties. You agree to keep such Intellectual Property Rights offered to the Company or any Relevant Group Company under this Clause 18.3 confidential until such time as the Company or Relevant Group Company has agreed in writing that you may offer them for sale to a third party.

18.4    You agree:

18.4.1    to give the Company full written details of all Employment IPRs which relate to or are capable of being used in the business of any Group Company promptly on their creation;

18.4.2    at any Group Company’s request and in any event on the termination of your employment to give to the Company or any Relevant Group Company all originals and copies of correspondence, documents, papers and records on all media which record or relate to any of the Employment IPRs;

18.4.3    not to attempt to register any Employment IPRs unless requested to do so by the Company or any Relevant Group Company; and

18.4.4    to keep confidential all Employment IPRs unless the Company or any Relevant Group Company has consented in writing to its disclosure by you.

18.5    You irrevocably and unconditionally waive all your present and future moral rights which may arise under the Copyright Designs and Patents Act 1988 and all similar rights in other jurisdictions relating to any copyright which forms part of the Employment IPRs and agree not to support, maintain nor permit any claim for infringement of moral rights in any such copyright works.

18.6    You acknowledge that, except as provided by law, no further remuneration or compensation other than that provided for in this Agreement is or may become due to you in respect of your compliance with this clause. This clause is without prejudice to your rights under the Patents Act 1977.

18.7    You undertake to execute all documents and do all acts both during and after your employment by any Group Company as may in the opinion of any Group Company be necessary or desirable to vest the Employment IPRs in the Company or any Relevant Group Company, to register them in the name of the Company or any Relevant Group Company

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where appropriate throughout the world and for the full term of those rights and to protect and maintain the Employment IPRs. The Company agrees to reimburse or procure the reimbursement of your reasonable expenses of complying with this Clause 18.7.

18.8    You agree to give all necessary assistance to any Group Company at any Group Company’s reasonable expense to enable it/them to enforce its/their Intellectual Property Rights against third parties and to defend claims for infringement of third party Intellectual

18.9    You irrevocably appoint the Company to be your attorney in your name and on your behalf to execute documents, use your name and do all things which are necessary or desirable for the Company to obtain for itself or its nominee the full benefit of this clause. A certificate in writing, signed by any director or the secretary of the Company, that any instrument or act falls within the authority conferred by this Agreement shall be conclusive evidence that such is the case so far as any third party is concerned.

19.    RETURN OF COMPANY PROPERTY

19.1    On request by the Company and in any event on termination of your employment or on commencement of any Garden Leave you will:

19.1.1    deliver up immediately to the Company all Company Property;

19.1.2    irretrievably delete any information relating to the business of any Group Company, including but not limited to any Confidential Information, that you have stored on any computer and communications systems, electronic or digital storage or memory device which does not belong to any Group Company, including (to the extent technically practicable) from such systems and storage devices provided by third parties;

19.1.3    provide a signed statement confirming your compliance with this Clause 19 together with such reasonable evidence of compliance that the Company may request,

19.2    The obligations set out in Clause 19.1 shall not be affected by the fact that any document or software covered by this clause may include information or data personal to you or may be held on mobile devices belonging personally to you where such devices are used to any extent in respect of the your work. In such circumstances it shall be your responsibility when returning such property to bring such issues to the attention of the Company which shall then make arrangements for the proper and lawful disposal of such information or data.

20.    SUMMARY DISMISSAL

20.1    Without prejudice to any other rights that any Group Company may have, the Company may terminate your employment immediately in writing with no liability to make further payment to you if you:

20.1.1    commit, repeat or continue any material breach of this Agreement or your obligations under it including;

20.1.2    in the performance of the Duties or otherwise commit any act of gross misconduct or serious/gross incompetence or negligence or seriously or persistently breach the Company’s rules, policies and procedures;

20.1.3    are guilty of fraud or dishonesty or act in a manner which prejudices or is likely in the reasonable opinion of the Company to prejudice the interests or reputation of any Group Company;

20.1.4    are convicted of any criminal offence other than any offence under any road traffic legislation in the UK or elsewhere for which a fine or non-custodial sentence is imposed;

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20.1.5    are declared bankrupt or enters into or makes any arrangement or composition with or for the benefit of your creditors generally or have a County Court administration order made against you under the County Court Act 1984;

20.1.6    are in breach of any of the warranties set out at Clause 4.1 of this Agreement, regardless of whether criminal or other sanctions are imposed where relevant;

20.1.7    become incapacitated from performing all or any of the Duties by illness or injury for a period exceeding (in total) 26 weeks (or such longer period as the Company may agree) in any rolling period of 12 months; or

20.1.8    cease to hold any necessary qualification, permission, approval or authorisation to carry out the Duties and/or are in breach of the rules and regulations and/or compliance manuals and codes of practice of any relevant regulatory body;

20.1.9    cease to be eligible to work in the UK; or

20.1.10    if you fail to satisfy the conditions in Annex 1.

21.    GARDEN LEAVE

21.1    Without prejudice to Clause 22.1, after notice of termination has been given by either party pursuant to Clause 2.2.2, or if you seek to or indicate an intention to terminate your employment without notice, the Group is under no obligation to assign any duties or to provide any work for you to do and the Company may, in its absolute discretion, place you on Garden Leave for all or part of the notice period required under Clause 2.2.2.

21.2    During Garden Leave:

21.2.1    you will remain an employee of the Company and be bound by your duties and obligations under this Agreement including Clauses 5, 16, 17 and 18 and those to be implied into this Agreement at common law;

21.2.2    the Company may exclude you from the premises of any Group Company;

21.2.3    the Company may require you to carry out specified duties for any Group Company (at such location as the Company may decide, including your home) or to carry out no duties;

21.2.4    the Company may announce to employees, suppliers and customers and to a regulatory notification service (to the extent applicable to your role) that you have been given notice of termination or has indicated an intention to resign (as the case may be);

21.2.5    you will not (except as and when authorised by the Board) communicate (whether directly or indirectly) with suppliers, customers, distributors officers, employees, shareholders, agents or representatives of any Group Company or to make any announcement (whether directly or indirectly) in relation to the forthcoming termination of your employment or otherwise;

21.2.6    the Company may cease to give you access to its computer systems;

21.2.7    you will continue to be paid at the rate to which you would be entitled were you not on Garden Leave and to receive contractual benefits in the usual way subject to the terms of any benefit scheme except that:

21.2.7.1    any entitlement (or not) to accrue or receive any variable remuneration will be determined strictly by the rules of the STI or LTI scheme from time to time; and

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21.2.7.2    you will not be entitled to accrue any holiday other than your entitlement under the WTR referred to in Clause 14. Any accrued but untaken holiday entitlement up to the Termination Date must be taken or will be deemed to be taken during Garden Leave. You agree to notify the Company of any day or days during Garden Leave when you will be unavailable due to holiday and will endeavour to agree convenient holiday dates in advance with the Company.

21.3    Before and after termination of your employment, you will provide any Group Company or their agents with any assistance they may request in connection with any proceedings or possible proceedings, including any internal investigation or administrative, regulatory or judicial investigation, inquiry or proceedings, in which any Group Company is or may be involved. The Company will reimburse you any reasonable expenses incurred in fulfilling your obligations under this clause. However, you will not be entitled to any other payment or remuneration in consideration of your assistance.

22.    PAYMENT IN LIEU OF NOTICE

22.1    Without prejudice to Clauses 22.3, 20.1 and 21, at its absolute discretion the Company may terminate this Agreement and your employment with immediate effect at any time by giving you written notice and paying you Basic Salary at the rate applicable at the Termination Date (less PAYE deductions) in lieu of the notice period referred to in Clause 2.2.2 or remainder of the notice period if at the Company’s request you have worked (or have been on Garden Leave) during part of the notice period.

22.2    For the avoidance of doubt, if the Company exercises its right under Clause 22.1:

22.2.1    your employment will terminate on the date specified in the notice given by the Company pursuant to Clause 22.1; and

22.2.2    for the avoidance of any doubt any payment in lieu of Basic Salary pursuant to this clause will not include pay in respect of bonus, commission, holiday or other benefits which would otherwise have accrued or been payable during the period to which the payment in lieu of Basic Salary relates.

22.3    You will not be entitled to any payment in lieu of notice pursuant to this clause or otherwise if the Company would be entitled to terminate your employment without notice in accordance with Clause 20.

22.4    If, at any time after the Company has exercised its right to make payment under Clause 22.1, the Company reasonably considers that you have committed an act of gross misconduct during your employment with the Company, the Company will be released from its obligation to make the payment referred to in Clause 22.1 and any payment under Clause 22.1 that has already been made to you will be repayable to the Company as a debt.

23.    RESIGNATION AS DIRECTOR

23.1    You will on termination of your employment for any reason, or on commencement of any Garden Leave at the request of the Board, give notice resigning immediately without claim for compensation (but without prejudice to any claim you may have for damages for breach of this Agreement):

23.1.1    as a director and officer of any Group Company; and

23.1.2    all trusteeships held by you of any pension scheme or other trusts established by any Group Company or any other company with which you have had dealings as a consequence of your employment with the Company.

23.2    If notice pursuant to Clause 23.1 is not received by the relevant company within 48 hours of the Termination Date or a request by the Board, the Company (or such other Group

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Company as may be applicable) is irrevocably authorised to appoint a person to execute any documents and to do everything necessary to effect such resignation or resignations on your behalf.

23.3    Except with the prior written agreement of the Board, you will not during your employment under this Agreement resign your office as a director of any Group Company or fail to offer yourself for re-election in accordance with the Articles of Association of the Company.

23.4    Your appointment as a director of any Group Company will be subject to the Articles of Association from time to time of the relevant Group Company.

24.    DISCIPLINARY AND GRIEVANCE PROCEDURES

24.1    The Company’s disciplinary and grievance procedures are available in the office manual. These procedures are not incorporated by reference in this Agreement and therefore do not form any part of your contract of employment.

24.2    If you:

24.2.1    are dissatisfied with any disciplinary decision relating to you, or any decision to dismiss you, you may apply in writing to your manager or the Human Resource Department in accordance with the Company’s disciplinary procedure;

24.2.2    wish to raise a grievance relating to your employment with the Company, you may apply in writing to your manager or the Human Resource Department in accordance with the Company’s grievance procedure.

24.3    The Company may, in its absolute discretion, suspend you from all of your duties, for so long as it deems necessary to investigate any disciplinary matter involving you and to hold any appropriate disciplinary and/or appeal hearings.

24.4    During any period of suspension:

24.4.1    you will continue to be paid at the rate of pay and receive the benefits (subject to the terms of any benefit arrangement) to which you would be entitled under this Agreement if you were not subject to the suspension;

24.4.2    you must not, without the prior written consent of the Company, attend your normal place of work or any premises of any Group Company;

24.4.3    you will continue to be bound by the express and implied terms of this Agreement;

24.4.4    you shall ensure that your manager knows where you will be and how you can be contacted during each working day (except during any periods of holiday);

24.4.5    the Company may require you not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of any Group Company.

25.    ENTIRE AGREEMENT

25.1    This Agreement constitutes the entire agreement between the parties and supersedes and extinguishes any prior agreement or arrangement (whether written or oral, express or implied) in respect of the employment relationship between the Company and you from the Commencement Date and, in the case of the Group, the Company acts as agent for any Group Company.

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25.2    Neither party has entered into this Agreement in reliance upon, or shall have any remedy in respect of, any misrepresentation, representation or statement (whether made by the other party or any other person) which is not expressly set out in this Agreement.

25.3    The only remedies available for any misrepresentation or breach of any representation or statement which was made prior to entry into this Agreement and which is expressly set out in this Agreement will be for breach of contract.

25.4    Nothing in this Clause 25 shall be interpreted or construed as limiting or excluding the liability of either party for fraud or fraudulent misrepresentation.

25.5    This Agreement may be executed in any number of counterparts, each of which will constitute an original, but which will together constitute one agreement.

26.    THIRD PARTY RIGHTS

Except as expressly provided in this Agreement, a person who is not a party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

27.    MISCELLANEOUS

27.1    This Agreement will be governed by and interpreted in accordance with the law of England and Wales.

27.2    The courts of England and Wales have exclusive jurisdiction to determine any dispute arising out of or in connection with this Agreement.

27.3    Any delay by the Company in exercising any of its rights under this Agreement will not constitute a waiver of such rights.

27.4    There are no collective agreements which directly affect the your terms and conditions of employment.

THIS DOCUMENT is executed as a deed and delivered on the date stated at the beginning of this Deed.

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THE SCHEDULE
Individual Terms

1.    Commencement Date of new role

1 December 2025

2.    Notice Periods – Clause 2.2.2

Notice from the Company to you – not less than six calendar months’ Notice from you to the Company – not less than six calendar months’
3.    Place of Work – Clause 6

Your principal place of work is at the Company’s head office from time to time currently the AIG Building, 58 Fenchurch Street, London EC3M 4AB

4.    Basic Salary – Clause 8.1

$1,000,000 per annum1, which has been converted to and will be paid in British Sterling in the amount of €810,000.

5.    Car Allowance –Clause 11

The current amount of your car allowance is set forth below, and is subject to change in accordance with Company policy as amended from time to time.

£1083.33 per month (£13,000 per annum) will be provided with this position.

6.    Life Insurance – Clause 12.1.1

10 x salary.

7.    Private Medical Insurance – Clause 12.1.2

the Executive and their spouse/partner and all dependent children in full time education under the age of 21.

8.    Holiday – Clause 14.1

27 days per annum plus the usual bank holidays in England and Wales, or Scotland or Northern Ireland if based in these countries.

After five years’ service, you will be entitled to an extra 2 day’s leave, to a maximum of 29 days for a full time employee.

1    Converted and paid in British Sterling in accordance with the better of the prior month average rate or six-month weighted average rate as of the Commencement Date.

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9.    Sick Pay – Clause 15.2

	Type of absence	Company Sick Pay	Statutory Sick Pay
	All absence less	100% basic salary up to a
	than 7 days in	maximum of 10 days per
	duration (including	rolling 12-month period*
All permanent	working and non-
full-time employees plus employees on fixed term contracts*	working days)		SSP up to a total of 28 weeks
	Certificated absences of more than 7 days duration (including	100% basic salary upon receipt of a satisfactory medical certificate (refer to sick pay policy) up to a maximum of 16
	working and non-	weeks (see table below)
working days)

*This is the full-time entitlement. If you work less than 5 days per week, you will receive pro-rata benefits based on the number of days worked each week.

Length of service	Full pay (weeks)	Additional weeks' pay at company discretion
Under 2 years service	8	8
2 years service and over	16	10

Any additional weeks’ payments, or continuation of benefits shall be at the Company’s absolute discretion.

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Annex 1
Senior Managers and Certification Regime
In this Annex we have adopted the following terms and expressions:

“Certified Person” means a person performing one or more of the certification or significant-harm functions designated by the PRA and/or the FCA;
"Conduct Rules" means any rules of conduct made by either of the UK Regulators in accordance with section 64A of FSMA.
“FCA” means the United Kingdom Financial Conduct Authority or any replacement regulatory authority;
"FSMA" means the Financial Services and Markets Act 2000.
"PRA" means the United Kingdom Prudential Regulation Authority or any successor organisation “Senior Manager” means a person performing one or more of the Senior Management Functions; "Senior Management Function" means a function specified by either of the UK Regulators as a senior management function in accordance with section 59ZA of FSMA;
“Senior Manager Conduct Rules” means those rules contained in the FCA’s Handbook (as amended from time to time) described as “the Senior Manager Conduct Rules”;
“SMCR” means the Senior Managers and Certification Regime of the FCA;
“Statement of Responsibilities” means the statement setting out aspects of the Senior Management Function(s) with which you are concerned referred to in section 60(2B) of FSMA allocated to you by the Company; and
"UK Regulators" means the FCA and the PRA.
It is a condition of your continued employment with the Company that:

1.    you receive and maintain approval from the FCA to perform the relevant Senior Management Functions on behalf of the Company or any Group Company. You warrant that you have given full disclosure of all matters that may be relevant to your approval as a Senior Manager and that you have not done or failed to do anything which could result in the refusal, withdrawal or suspension of any approval required by the FCA which is necessary for you to carry out your duties as a Senior Manager;
2.    You are considered by, and continue to be considered by, the Company or relevant Group Company to be fit and proper to perform the relevant Senior Management Functions or functions as a Certified Person on behalf of the Company or Group Company. You warrant that you have given full disclosure of all matters that may be relevant to your fitness and propriety and that you have not done or failed to do anything which may adversely affect the Company’s or Group Company’s assessment of your fitness and propriety;
3.    It is your responsibility during your employment with the Company to notify AIG’s Chief Compliance and Risk Officer immediately of any information which is or could be relevant to Company’s or any UK Regulator’s assessment of your fitness and propriety. If you are in doubt as to the relevance of such information, you should discuss this with AIG’s Chief Compliance and Risk Officer.
4.    You accept and perform your duties as a Senior Manager in accordance with the Statement of Responsibilities provided to you (as amended from time to time). For as long as you remain a Senior Manager, you must adhere to and conduct yourself consistently with the Statement of Responsibilities at all times during the course of your employment. You will agree to any changes to the Statement of Responsibilities that are reasonably requested by the Company from time to time;
5.    You comply at all times with the Company's standards of conduct (as amended from time to time) and cooperate with any procedures or requirements put in place by the Company from time to time to enable it to assess and monitor your fitness and propriety on an ongoing basis, including, but not limited to, undertaking and completing to the Company's satisfaction any required training;
6.    You cooperate with any procedures or requirements put in place by the Company from time to time to enable it to assess and monitor your fitness and propriety on an ongoing basis (including without limitation background screening checks);

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7.    You comply at all times with the rules or standards of the FCA from time to time, including without limitation the Conduct Rules and the Senior Manager Conduct Rules; and
8.    In the event that you cease to be a Senior Manager for any reason at any time during your employment under this Agreement, but you continue to be employed as a Certified Person, you are certified, and continue to be certified, by the Company or any Group Company as fit and proper to perform the relevant certification functions on behalf of the Company or any Group Company.
If any of these conditions is not satisfied at any time, then the Company may terminate your employment with immediate effect without compensation or payment in lieu of notice and notwithstanding any other provision of this Agreement. If there are any circumstances in which you may not, for regulatory reasons, carry out your normal duties, the Company may (at its absolute discretion) suspend them or allocate such other duties to you as the Company may in its absolute discretion confer upon or assign to you.
As part of its fitness and propriety programme, the Company requires Senior Managers and other persons, including Certified Persons, to undergo occasional rescreening background checks. The Company may also receive updated references from your former employers during the course of your employment. In the event that you fail to maintain approval as a Senior Manager and/or fail to cooperate with any procedures or requirements put in place by the Company from time to time to enable it to assess and monitor your fitness and propriety on an ongoing basis (including without limitation background screening checks) and/or the Company determines at its absolute discretion that you are no longer fit and proper to carry out your role (including without limitation as a result of any unsatisfactory results from background screening checks and/or on receipt of an updated reference from a former employer), the Company may terminate your employment with immediate effect without compensation or payment in lieu of notice.

Upon termination of your employment (for whatever reason) you agree to provide all necessary assistance to the Company and the Group to carry out a handover of your responsibilities as required by the Company or any Group Company and in accordance with the rules of the FCA from time to time. You agree to provide such assistance as soon as reasonably practicable after notice of termination of their employment has been given by either party to the other (including without limitation providing such assistance during any period of suspension or garden leave and/or following the termination of your employment where such assistance is required).

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